Exhibit 5.1
[GOODWIN PROCTER LOGO]

GOODWIN PROCTER LLP
COUNSELLORS AT LAW
EXCHANGE PLACE
BOSTON, MA 02109

T: 617.570.1000
F: 617.523.1231
GOODWINPROCTER.COM

November 8, 2005
iRobot Corporation
63 South Avenue
Burlington, MA 01803
Ladies and Gentlemen:
     This opinion is delivered to you in our capacity as counsel for iRobot Corporation, a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of (i) the Registration Statement on Form S-1 (File No. 333-126907) (as amended or supplemented, the “Initial Registration Statement”), and (ii) a Registration Statement on Form S-1 filed pursuant to Rule 462(b) (the “462(b) Registration Statement,” and together with the Initial Registration Statement, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the offering of up to 4,945,000 shares of common stock, par value $0.01 per share, of the Company (“Common Stock”), which includes up to 3,260,870 shares of Common Stock (the “Company Shares”) to be newly issued and sold by the Company and up to 1,684,130 shares of Common Stock (the “Selling Stockholder Shares”) to be sold by the selling stockholders listed in the Registration Statement under “Principal and Selling Stockholders” (the “Selling Stockholders”), including shares purchasable by the underwriters upon their exercise of an over-allotment option granted to the underwriters by the Selling Stockholders. The Company Shares and the Selling Stockholder Shares are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and the underwriters named therein (the “Underwriting Agreement”).
     We have reviewed such documents and made such investigation of law as we deemed appropriate to give the opinion expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on representations in certificates and other inquiries of officers or representatives of the Company.
     The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and Delaware General Corporation Law and reported judicial decisions interpreting those provisions).
     Based on the foregoing, we are of the opinion that the Company Shares, when issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable under the Delaware General Corporation Law, and that the Selling Stockholder Shares have been validly issued and are fully paid and non-assessable under the Delaware General Corporation Law.

iRobot Corporation
November 8, 2005
Page Two
     We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.
     This opinion may be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.
Very truly yours,
/s/ GOODWIN PROCTER LLP
GOODWIN PROCTER LLP